UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):October 29, 2007
Advanced Environmental Recycling Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-10367	71-0675758
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)	(Commission File Number)

914 N Jefferson Street		72764
Springdale, Arkansas		(Zip Code)
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code		(479) 756-7400
Not Applicable
(Former name and former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
     On October 29, 2007, the Company entered into a Series D Convertible Preferred Stock Purchase Agreement, Registration Rights Agreement and Warrants, which are discussed in more detail in Item 3.02 below.

ITEM 3.02	UNREGISTERED SALES OF EQUITY SECURITIES.
     On October 29, 2007, as announced in the press release attached as an exhibit to this Form 8-K filing, the Company sold for $10 million cash (i) an aggregate 757,576 shares of a newly established Series D Convertible Preferred Stock , convertible initially at a conversion price of $1.32, and (ii) accompanying five-year warrants to acquire an aggregate of 3,787,880 shares of common stock at an initial exercise price of $1.38. The Series D preferred stock has an 8% cumulative dividend rate. For the first two quarters following the closing, the Company may pay dividends in additional shares of Series D preferred stock. Beginning in the third quarter following the closing, dividends may be paid in either cash or in shares of common stock, at the option of the Company. Upon any liquidation, dissolution or winding up of the Company, the holders of the Series D preferred stock are entitled to receive a liquidation preference equal to two times the original purchase price plus all accrued but unpaid dividends. In addition to separate protective voting rights as to certain customary matters, the holders of the Series D preferred stock will be entitled to vote on an as-converted basis together with the holders of the Company’s common stock on all other matters submitted to a vote of the Company’s stockholders.
     Beginning 18 months after closing, the Company may cause a mandatory conversion of the Series D preferred stock if there is a currently effective resale registration statement and the closing price of the Company’s common stock for the preceding 20-trading day period has been at least 200% of the conversion price and the average daily trading volume for such period has been at least 100,000 shares.
     The preferred shares and warrants are subject to a full ratchet anti-dilution adjustment during the initial two-year period following closing in the event, with certain customary exceptions, that the Company issues additional equity securities at a lower per share price, and thereafter are subject to a weighted average anti-dilution adjustment in such circumstances.
     The Company intends to seek before July 2008 such stockholder approval as may be required under NASDAQ Capital Market rules for the issuance of underlying common shares upon conversion or exercise, to the extent any such anti-dilution adjustments could cause the issuance of in excess of 19.99% of the currently outstanding number of shares of the Company’s common stock at a price below the prevailing price on the date of original issuance. The Company has undertaken not to make any issuances of securities that would cause an anti-dilution adjustment to the Series D preferred stock or warrants unless such stockholder approval has been first obtained. The preferred share designation and the warrants contain “blocker” provisions prohibiting the conversion of the preferred shares or the exercise of the warrants if as a result an investor or its affiliates would beneficially own in excess of 4.99% of the Company’s outstanding common stock. The “blocker” provision may be waived by the investor upon 61 days prior written notice.
     In the event of certain mergers, consolidations or other business combinations to which the Company is a party, the holders of the Series D preferred stock will be entitled at their option to have such preferred stock redeemed at 100% of its stated value plus accrued dividends. In the event of certain specified “triggering events” such as a lapse of the registration statement, suspension of its listing, deregistration under the Exchange Act, completion of a going private transaction, failure to comply with certain conversion procedures and timing, or breaches of the Company’s representations , covenants and other obligations to the investors, the holders of the Series D preferred stock will be entitled at their option to have such preferred stock redeemed at 120% of the stated value plus accrued dividends. In the event holders elect such a redemption in the case of a major transaction or triggering event, the Company has the option to make the redemption payment in either cash or stock, valued at the lesser of the conversion price or the then-current 30-day volume-weighted average price of the common stock. Also in the event of such a merger, consolidation or business combination, the Company will have the option to redeem the Series D preferred stock at an amount equal to the liquidation preference plus any accrued and unpaid dividends and liquidated damages, if any.
     The investors were granted a right of first offer during the 12 months following closing with respect to any proposed issuance by the Company, with certain customary exceptions, of common stock or other debt or equity securities convertible, exercisable or exchangeable for the Company’s common stock. The Company agreed not to issue variable-priced equity or variable-priced equity linked securities while the Series D preferred stock remains outstanding.

     The Company and the investors also entered into a registration rights agreement under which, among other things, the Company agreed to use its best efforts to (i) file a registration statement with the SEC for the resale of the common stock underlying the Series D preferred stock and the warrants within 30 days following the closing, and (ii) cause such registration statement to become effective within 120 days after closing. If the registration statement is not filed within 30 days after closing or declared effective within 120 days after closing, the Company must pay the investors liquidated damages of 1.5% of the amount invested for an initial 30-day period and 1.0% of the amount invested for each 30-day period thereafter until the registration statement is filed or effective, as the case may be. In addition, for certain delays in processing a trade or the reissuance of stock certificates, the Company could be liable for additional partial liquidated damages of between $10-20 per trading day per $2,000 of securities so delayed, subject to a cap so that such damages will not exceed 1.5% of the stated value of the preferred stock held by the investor affected by such delays during any 30 day period.
     The proceeds will be used to pay approximately $ 3.0 million of existing indebtedness, to implement operating and manufacturing efficiencies designed to improve the Company’s waste plastic recycling process and allow it to better control its supply costs, for marketing initiatives designed to promote the “green” building, environmentally-conscious features of its products, and for working capital and other general corporate purposes. The shares and warrants were sold to three private equity firms and certain affiliates that are accredited investors in a private placement exempt from registration under Rule 506 and/or Section 4(2) of the Securities Act.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

4.1	Series D Convertible Preferred Stock Purchase Agreement dated October 29, 2007
4.2	Certificate of Designation of the Relative Rights and Preferences of the Series D Convertible Preferred Stock
4.3	Form of Warrants to Purchase Common Stock issued October 29, 2007
4.4	Registration Rights Agreement
99.1	Press release issued October 29,2007, announcing the above settlement.
SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ADVANCED ENVIRONMENTAL RECYCLING TECHNOLOGIES, INC.
By: /s/ JOE G. BROOKS
Joe G. Brooks,
Chairman, Co-Chief Executive Officer and President

Date: November 1, 2007

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